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                                                                    Exhibit 23.2



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ascential Software Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ascential Software Corporation of our report dated March 8, 2002 with respect to the consolidated balance sheets of Ascential Software Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year-period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Ascential Software Corporation.


/s/ KPMG LLP


Boston, Massachusetts
August 28, 2002